Exhibit 5.1

[Letterhead of Schwartz, Cooper, Greenberger & Krauss, Chartered.]

October 20, 2003

The Board of Directors Electric City Corp. 1280 Landmeier Road Elk Grove Village, Illinois 60007

     Re: SB-2 Registration Statement

Gentlemen:

     We have acted as counsel to Electric City Corp., a Delaware corporation (the “Company”). In such capacity, we have examined the registration statement on Form SB-2 filed with the Securities and Exchange Commission on October 20, 2003 (Registration Statement No. 333-   ) and all amendments thereto filed on or before the date of this opinion for registration under the Securities Act of 1933, as amended, of 941,698 shares of common stock, par value $0.0001 per share, of the Company. We have also examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By-Laws, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of such shares by the Company. We have also made such other examination as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, we are of the opinion that 471,698 of the 941,698 shares of common stock to be offered by the selling stockholders under such Registration Statement upon acquisition of such shares pursuant to conversion of convertible promissory notes issued by Electric City (as described in such Registration Statement) will be legally issued and fully paid and non-assessable, and that the remaining 470,000 shares of common stock to be offered by the selling stockholders under such Registration Statement upon acquisition of such shares pursuant to exercise of warrants or options held by such selling shareholders (as described in such Registration Statement) will be legally issued and fully paid and non-assessable when issued.

     We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and to the reference to our firm in the prospectus therein under the caption “Legal Matters”.

SCHWARTZ, COOPER, GREENBERGER & KRAUSS, CHARTERED

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